Exhibit 10(g)

CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.
(Originally effective as of January 1, 2000 and
as amended effective as of January 1, 2005)

CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.
ARTICLE I
PURPOSE
1.1.	Establishment and Purpose. Saga Communications, Inc. (the “Company”) hereby establishes the Chief Executive Officer Annual Incentive Plan of Saga Communications (the “Plan”), originally effective as of January 1, 2000, and amended effective as of January 1, 2005. The purpose of the Plan is to further the interests of the Company’s shareholders by establishing and providing performance-based incentives to the Chief Executive Officer of the Company.
1.2.	Applicability of Plan. The provisions of this Plan are applicable only to the Chief Executive Officer of the Company.
ARTICLE II
DEFINITIONS
2.1	Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below, unless the context plainly requires a different meaning:
(a)	“Administrator” means the Compensation Committee.

(b)	“Beneficiary” means the person or persons designated by the Chief Executive Officer in accordance with Section 6.7.

(c)	“ Board” means the Board of Directors of the Company.

(d)	“Cause” means “for cause” as defined in paragraph 11 of the employment agreement entered into by the Chief Executive Officer and the Company; provided, however, that “Cause” shall not exist unless the notice and potential redress process described in such employment agreement have been completed.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee, and with respect to the administration of the Plan, whose members shall satisfy the definition of “outside directors” as identified in Code Section 162(m)(4)(C) and as defined in Treasury Regulation §1 62-27(e)(3).

(g)	“Company” means Saga Communications, Inc.

(h)	“Disability” means “disability” as that term is described in paragraph 10 of the employment agreement entered into by the Chief Executive Officer and the Company.

(i)	“Effective Date” means January 1, 2000.

(j)	“Fiscal Year” means the 12-month period beginning January 1 and ending on the following December 31st.

(k)	“Incentive Award” means the amount payable pursuant to the Plan with respect to a Fiscal Year, based on the level of achievement of the Performance Goals established for the Performance Measures selected by the Committee for such Fiscal Year.

(l)	“Performance Goal” means, with respect to a specific Performance Measure, the level at which credit will be given to the Chief Executive Officer for purposes of determining a payment from the Plan for a Fiscal Year.

(m)	“Performance Measure” means each measure identified in Section 4.1.

(n)	“Plan” means. the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., and any amendment thereto.

(o)	“Retirement” means “retirement” as such or similar term is defined in the qualified defined contribution plan sponsored by the Company.
ARTICLE III
ADMINISTRATION
3.1	General. The Administrator shall be the Committee, or such other person or persons designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for the administration of the Plan.
3.2	Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.
3.3	Duties. The Administrator shall have the, following rights, powers and duties:
(a)	The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Chief Executive Officer and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.

(b)	The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of the Chief Executive Officer and his beneficiary(ies), and the amounts of their respective interests, to adopt such rules and to exercise such powers as the

Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.

(c)	The Administrator shall have the authority to appoint individuals, including employees of the Company, to provide appropriate support and day-to-day administration and advice to the Administrator in the fulfillment of the duties of the Administrator.

(d)	The Administrator shall maintain full and complete (records of its decisions. Its records shall contain all relevant data pertaining to the Chief Executive Officer and his rights and duties under the Plan. The Administrator shall have the duty to maintain Account records of the participant in the Plan.

(e)	The Administrator shall periodically report to the Board with respect to the status of the Plan.
3.4	Fees. No fee or compensation shall be paid to any person for services as the Administrator. No individual who is an employee of the Company and is appointed by the Administrator pursuant to Section 3.3(c) shall receive additional compensation in fulfilling the duties assigned to that individual. Any non-employee of the Company who provides services to the Administrator pursuant to Section 3.3(c) shall receive fees for such services as negotiated by and between the Company and such non-employee.
ARTICLE IV
PERFORMANCE MEASURES AND GOALS
4.1	Performance Measures. The Committee shall select, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the Performance Measure or Measures by which such Incentive Award shall be determined. The Performance Measures from which the Committee may select include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.
4.2	Performance Goals. The Committee shall assign, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the specific goal that must be achieved for each Performance Measure.

4.3	Combination of Performance Measures and Performance Goals. The Committee shall determine in writing the combination of Performance Measures, their respective Performance Goals, and the weighting to be assigned to each Performance Measure, in determining the level of performance that must be achieved for the Chief Executive Officer to receive an Incentive Award for a specific Fiscal Year. The Committee shall make reasonable efforts to satisfy the requirements of this Section 4.3 within ninety (90) day after the beginning of the Fiscal Year to which the Performance Measures and Goals relate; provided, however, that if the Committee satisfies the requirement of this Section 4.3 after such ninety (90) day period, the provisions of this Plan shall continue to apply with respect to the determination of the Incentive Award for such Fiscal Year.
4.4	Establishment of a Corporate Performance Trigger. The Committee in satisfying the provisions of this Article IV with respect to any Fiscal Year shall establish a Performance Measure and related Goal (or combination of Measures and related Goals) that must be satisfied prior to determining whether any Incentive Award is to be payable for such Fiscal Year, which shall be set forth in writing in the manner described in Section 4.3.
ARTICLE V
INCENTIVE AWARDS
5.1	Establishing Potential Incentive Award Opportunities. The Committee shall establish, at the same time as the Performance Measures and Goals are established as described in Article IV with respect to a specific Fiscal Year, the following items:
(a)	The amount of Incentive Award which will be paid if the applicable Performance Goal (or combination of Goals) is achieved;

(b)	The minimum level of Performance Goal (or combination of Performance Goals) achievement which must occur for any Incentive Award to be paid, and the amount that would be paid for such level of achievement; and

(c)	The maximum amount of any Incentive Award which will be paid with respect to achieving a Performance Goal (or combination of Performance Goals), and the amount that would be paid for such level of achievement;
provided, however, that the maximum Incentive Award for any Fiscal Year cannot exceed five hundred percent (500%) of annual base salary payable for such year.

These items shall be set forth in writing consistent with the provisions of Section 4.3.

5.2	Determining Actual Incentive Award. The Committee shall determine whether any Incentive Award is payable for a Fiscal Year, based on a determination of the actual results relating to the Performance Goals and Measures selected for that Fiscal Year. The Committee may rely on any such information, including but not limited to the financial statements developed with respect to such Fiscal Year, in making such determination. For purposes of making the determination under this Section 5.2, the Committee shall use its best judgment in applying any actual corporate result that is not equal to the specific Goal (or combination of Goals) established for a Performance Measure, but which otherwise would result in an Incentive Award being payable.
The Committee shall have the authority, once such determination is made, to decrease any Incentive Award otherwise payable for a Fiscal Year, but in no event shall the Committee have the authority to increase any such Incentive Award. In making this determination, the Committee may take into account events, including but not limited to changes in corporate structure or accounting procedures, that occur during a Fiscal Year which, in the judgment of the Committee, makes comparison of actual corporate performance with a Performance Goal (or Goals) impossible or inconsistent with the objectives of the Company and the Plan.
The Committee shall set forth in writing the determination required under this Section 5.2.
5.3	Authorizing Payment of Incentive Award. The Committee shall authorize payment of any Incentive Award for a Fiscal Year after or commensurate with the determination under Section 5.2. Notwithstanding the foregoing, if the Chief Executive Officer separates from employment with the Company on account of death or Disability, or as a result of Retirement, during a Fiscal Year for which the Committee had previously determined that an Incentive Award could be ‘earned by the Chief Executive Officer, the Committee shall authorize payment of any Incentive Award that is determined to be payable, reduced by a fraction, the numerator of which is the number of whole months (rounding to the nearest whole month based on the number of days actually employed in the month the separation occurs) in which the separation from employment occurs, and the denominator of which is twelve (12).
5.4	Form of Payment of Incentive Award. Unless otherwise determined by the Committee, the Chief Executive Officer shall receive the Incentive Award for a Fiscal Year in one or more lump sum cash payments within a reasonable period of time after the determination described in Sections 5.2 and 5.3 with respect to such Incentive Award. The Chief Executive Officer may elect to defer payment of all or any part of an Incentive Award by complying with such procedures as the Committee may prescribe.
ARTICLE VI
MISCELLANEOUS PROVISIONS
6.1	Term of Plan. The Plan shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 6.3.

6.2	Amendment. The Company reserves the right to amend the Plan in any manner that it deems advisable by a resolution of the Committee; provided, however, that (a) any such amendment, to the extent determined necessary by the Committee, shall be subject to approval by Company shareholders consistent with the requirements of Code Section 162(m) and the regulations thereunder, and (b) no amendment may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.3	Termination. The Company reserves the right to suspend or terminate the Plan at any time; provided, however, that no suspension or termination may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.4	No Assignment. The Chief Executive Officer shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.
6.5	No Implied Rights. Neither the Chief Executive Officer nor any other individual shall have any rights and privileges with respect to any amounts that may become payable pursuant to the Plan.
6.6	Continued Employment Not Presumed. Nothing in the Plan or any document describing it shall give any individual the right to continue in employment with the Company or. affect the right of the Company to terminate the employment of any such individual.
6.7	Designation of Beneficiary. The Chief Executive Officer, by filing the prescribed form with the Committee, may designate one or more beneficiaries and successor beneficiaries who shall receive any Incentive Award determined payable, but not paid, in accordance with the terms of the Plan in the event of the Chief Executive Officer’s death. In the event the Chief Executive Officer does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Chief Executive Officer, the amounts shall be paid to or for the benefit of the Chief Executive Officer’s estate.
6.8	Incapacity. If any person to whom a benefit is payable under the Plan is an infant or if the Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee may cause the payments becoming due to such person to be made to another for his benefit. Payments made pursuant to this Section shall, as to such payment, operate as a complete discharge of the Plan, the Company, the Board and the Committee.
6.9	Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Chief Executive Officer, his beneficiaries, heirs, legal representatives and assigns.
6.10	Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Michigan, unless otherwise pre-empted by federal law.

6.11	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.
6.12	Notification of Addresses. The Chief Executive Officer and each beneficiary shall file with the Committee, from time to time, in writing, the post office address of the Chief Executive Officer, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Chief Executive Officer or beneficiary as shown on the Company’s records) shall be binding on the Chief Executive Officer and each beneficiary for all purposes of the Plan and neither the Committee nor the Company shall be obligated to search for or ascertain the whereabouts of any Chief Executive Officer or beneficiary.
6.13	Bonding. The Committee and all agents and advisors employed by it shall not be required to be bonded.
IN WITNESS WHEREOF, the Committee has caused this Plan, as amended, to be adopted.